Becker Capital Management, Inc
1211 SW 5TH AVENUE, SUITE 2185
PORTLAND, OREGON 97204
www.beckercap.com
PHONE 503-223-1720
FAX 503-223-3624

February 27, 2007

Letter Agreement

To: Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Ladies and Gentlemen:

We have been engaged as the sole investment adviser to the Becker Value Equity Fund (the "Fund") pursuant to the Management Agreement approved by the Board of Trustees.

Effective as of November 1, 2006 through February 29, 2008, we hereby agree to reduce our advisory fee and/or reimburse certain operating expenses, but only to the extent necessary to maintain the Fund's net annual operating expenses, excluding brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes, extraordinary expenses and any indirect expenses (such as fees and expenses of acquired funds) at 1.00% of its average daily net assets. Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular waiver or reimbursement occurred; provided that the Fund is able to make the repayment without exceeding the 1.00% expense limitation.

Very truly yours,

BECKER CAPITAL MANAGEMENT, INC.

By: Janeen S. McAninch
Janeen S. McAninch, President

Acceptance

The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By: Anthony Ghoston
Anthony Ghoston, President

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